EXHIBIT 12.1

                           GOSS GRAPHIC SYSTEMS, INC.
               RATIO OF EARNINGS FROM OPERATIONS TO FIXED CHARGES
                                  (UNAUDITED)
                              DOLLARS IN MILLIONS


                                                              NINE MONTHS    PRO FORMA
                                                                 1996        ADJUSTMENT    PRO FORMA
                                                              -----------    ----------    ---------
Earnings from operations:
  Income (loss) before taxes and cumulative effect.........      $ 2.3         $(16.6)      $ (14.3)
  Plus: Fixed charges......................................        7.0           24.5          31.5
                                                                   ---       ----------    ---------
Earnings from operations (as defined)......................        9.3            7.9          17.2
                                                                   ---       ----------    ---------
Fixed Charges:
  1/3 of rent expense......................................        1.4            0.0           1.4
  Preferred stock dividends................................          0            3.9           3.9
  Cash/intercompany interest expense.......................        4.6           19.8          24.4
  Amortization of financing costs..........................          0            1.8           1.8
  Scheduled debt payments..................................        1.0           (1.0)          0.0
                                                                   ---       ----------    ---------
Fixed charges (as defined).................................        7.0           24.5          31.5
                                                                   ---       ----------    ---------

Ratio of earnings from operations to fixed charges.........        1.3             --           0.5
                                                                   ---       ----------    ---------
Earnings from operations (as defined)......................        9.3             --          17.2
                                                                   ---       ----------    ---------
Less: Fixed charges (as defined)...........................        7.0             --          31.5
                                                                   ---       ----------    ---------
Difference.................................................        2.3             --         (14.3)
                                                                   ---       ----------    ---------